Exhibit 4.12

Investment Agreement on Joint Venture of Huzhou Zheyou New Energy Sales Co., Ltd.

The investment agreement on the joint venture establishment of Huzhou Zheyou New Energy Sales Co., Ltd. (hereinafter referred to as the “Agreement”) was signed in Huzhou City on April 15, 2022 by the following two parties:

(1) Zhejiang Petroleum Comprehensive Energy Sales Co., Ltd. (hereinafter referred to as “Party A”);

(2) Youpin Automobile Service Group Co., Ltd. (hereinafter referred to as Party B).

Chapter I General Provisions

Article 1 In accordance with the Company Law of People’s Republic of China (PRC) (hereinafter referred to as the Company Law) and other relevant laws and regulations, and based on the principle of equality and mutual benefit, both parties have conducted friendly negotiation and decided to establish Huzhou Zheyou New Energy Sales Co., Ltd. (tentative name, subject to final approval by the Administrative Department for Industry and Commerce, hereinafter referred to as the Company), and this Agreement is hereby signed.

Article 2 The investors shall bear limited liability to the Company to the extent of its capital contribution, and share profits, risks and losses. The Company is liable for its debts with all its assets. The Company is an independent legal person.

Article 3 The investors shall undertake the preparation matters, and shall abide by the rights and obligations stipulated in this Agreement during the establishment of the Company.

Chapter II Investors

Article 4 The Company’s investors are as follows:

(1) Zhejiang Petroleum Comprehensive Energy Sales Co., Ltd., a limited liability company legally established and effectively existing under China laws, has its domicile at 15th floor, Block A, Xihu International Science and Technology Building, No.391 Wener Road, Gudang Street Office, Xihu District, Hangzhou City, Zhejiang Province, and its legal representative is Ni Yonglong;

(2) Shanghai Youpin Automobile Service Group a limited liability company legally established and effectively existing according to the China laws, whose domicile is Block A, No.88 Zhangjiabang Road, Pudong New Area, Shanghai, and its legal representative is Li Jia.

Chapter III Purpose and Business Scope

Article 5 The Company’s purpose is to abide by social and business ethics, be honest and trustworthy, be diligent and conscientious, accept the supervision of the government and the public, assume social responsibilities, provide high-quality new energy vehicle services for the target areas through the establishment and promotion of new energy vehicle battery swap stations, and flexibly and effectively support the sustained and stable development of new energy vehicle industry in Huzhou and surrounding areas. At the same time, the Company will be built with sustainable profitability and good social responsibility, and seek sustainable economic benefits and good social impact for the Company’s shareholders.

Article 6 The business scope of the Companyis as follows. Operation within the administrative area of Huzhou City: operating the electric vehicle charging infrastructure; Motor vehicle charging sales; Centralized fast charging station; Sales of new energy vehicle battery exchange facilities; Battery sales; Battery spare parts sales; New car sales; New energy vehicle sales; Electrical accessories Sales for new energy vehicles; Auto parts wholesale; Auto parts retail; Automobile decoration products sales; Battery lease; Parking service; Enterprise management consulting; Information consulting services (excluding licensing information consulting services); Data processing services; Technical service, technical development, technical consultation, technical exchange, technology transfer and technology popularization; Advertising; Non-residential real estate lease; Mechanical equipment leasing; Business training (excluding education training, vocational skills training and other training that requires permission). Except for projects that need to be approved, the Company can independently carry out business activities according to the business license).

Chapter IV Ownership Structure

Article 7 The Company is established by both investors, and its organizational form is a limited liability company with a registered capital of RMB 10 million. The contribution of each investor is as follows:

(1) Party A subscribes capital contribution of RMB 6.5 million, accounting for 65% of the Company’s registered capital;

(2) Party B subscribes capital contribution of RMB 3.5 million, accounting for 35% of the Company’s registered capital;

Article 8 The investors shall pay the initial contribution of RMB 5 million in cash within 30 days after the Company is registered and established, including RMB 3.25 million from Party A and RMB 1.75 million from Party B. The remaining RMB 5 million capital contributions shall be paid by the investors according to the Company’s subsequent business needs before December 31, 2042.

Article 9 For the follow-up capital increases, the partners shall pay the capital contribution of the newly-increased capital in cash according to the above-mentioned share ratio.

Chapter V Organization

Article 10 The authority of the Company is the shareholders’ meeting, which shall exercise the following functions and powers:

(1) To decide on the Company’s business policies, investment and financing plans;

(2) To elect and replace directors and supervisors who are not staff representatives, and decide on remuneration matters of relevant directors and supervisors;

(3) To examine and approve the report of the Board of Supervisors;

(4) To examine and approve the report of the Board of Supervisors;

(5) To examine and approve the annual financial budget plan and final accounts plan of the Company;

(6) To examine and approve the Company’s profit distribution plan and loss recovery plan;

(7) To make resolutions on the increase or decrease of the registered capital of the Company;

(8) To make resolutions on the issuance of corporate bonds;

(9) To make resolutions on the merger, division, dissolution, liquidation or change of corporate form of the Company;

(10) To amend the Articles of Association;

(11) tTo make resolutions on the pledge of shares by shareholders to people other than shareholders;

(12) To make resolutions on the Company’s investment in other enterprises or provide guarantees for others;

(13) To make resolutions on the guarantee provided by the Company for the shareholders or actual controllers of the Company;

(14) Other functions and powers stipulated by laws, regulations and the Articles of Association.

Article 11 The Company shall set up the Board of Directors, which shall be responsible to the shareholders’ meeting and exercise the following powers:

(1) To convene the shareholders’ meeting and report the work to the shareholders’ meeting;

(2) To implement the resolutions of the shareholders’ meeting;

(3) To formulate the Company’s medium and long-term development plan;

(4) To decide on the Company’s business plan, investment plan and financing plan;

(5) To formulate the Company’s annual financial budget and final accounts;

(6) To formulate the Company’s profit distribution plan and loss compensation plan;

(7) To formulate plans for increasing or decreasing the registered capital of the Company;

(8) To formulate plans for the merger, division, dissolution or change of corporate form of the Company;

(9) To formulate plans to issue corporate bonds;

(10) To decide on the establishment of the Company’s internal management organization;

(11) To decide on the appointment or dismissal of the Company’s manager and their remuneration, and decide on the appointment or dismissal of the Company’s deputy manager and other senior management personnel according to the nomination of the manager, and decide on their remuneration;

(12) To formulate the basic management system;

(13) To formulate plans for amending the Articles of Association;

(14) To listen to and review the manager’s work report;

(15) To decide to hire or dismiss the professional organization that undertakes the audit work of the Company;

(16) Other powers granted by the shareholders’ meeting or the Articles of Association.

Article 12 The Board of Directors consists of three directors, one recommended by Party A, one recommended by Party B, and one employee director. The chairman is the legal representative of the Company, which will be nominated by Party A.

Article 13 The Company shall establish the Board of Supervisors, which shall exercise the following functions and powers:

(1) To check the Company’s finances;

(2) To supervise the directors and senior managers’ performance of the duties of the Company, and put forward suggestions for the removal of directors and senior managers who violate laws, administrative regulations, Articles of Association or resolutions of the shareholders’ meeting;

(3) When the actions of directors and senior managers harm the interests of the Company, they are required to correct them;

(4) To propose to convene an interim shareholders’ meeting, and convene and preside over the shareholders’ meeting when the Board of Directors fails to perform its duties as stipulated in the Company Law.

(5) To put forward proposals to the shareholders’ meeting;

(6) To institute legal proceedings against directors and senior managers in accordance with Article 151 of the Company Law;

(7) To find that the Company’s abnormal operating conditions, make investigations; and hire an accountant to assist the work when necessary, and the expenses shall be borne by the Company;

(8) Other powers stipulated in the Articles of Association or granted by the shareholders’ meeting.

Article 14 The Board of Supervisors is composed of three supervisors, one supervisor candidate nominated by Party A and Party B respectively, and one employee representative supervisor, who will be democratically elected by the employees of the Company after its establishment. There is one chairman of the Board of Supervisors,a nd the candidate is nominated by Party B and elected by the Board of Supervisors.

Article 15 The Company shall have a manager, who shall be appointed or dismissed by the Board of Directors upon the advice of Party A; there shall be a deputy business manager, who shall be appointed or dismissed by the Board of Directors upon the advice of Party B.

Article 16 The manager shall exercise the following functions and powers:

(1) To preside over the production, operation and management of the Company and implement the resolutions of the Board of Directors;

(2) To implement the Company’s annual business plan, investment plan and financing plan;

(3) To formulate plans for the establishment of the Company’s internal management organizations;

(4) To formulate the basic management system of the Company;

(5) To formulate specific rules of the Company;

(6) To nominate to the Board of Directors to appoint or dismiss other senior management personnel;

(7) To appoint or dismiss management personnel other than those who should be appointed or dismissed by the Board of Directors;

(8) Other powers granted by the Board of Directors.

Article 17 The Company shall be incorporated into the management system of Party A.. In principle, the above-mentioned senior managers and financial personnel are part-time, and do not get their salaries in the Company. If there are special personnel needs, they must be approved by the Board of Directors. The battery swapper shall be trained by Party B in a unified way and can only take up the post after passing the examination.

Chapter VI Investors’ Rights and Obligations

Article 18 The investor shall pay the capital contribution in full and on time according to the Agreement.

Article 19 If the Company is successfully established, the debts and expenses arising from the establishment shall be reimbursed after being reviewed and approved by the shareholders’ meeting. If the Company is not successfully established, the debts and expenses incurred by each investor due to the establishment shall be borne by each investor in proportion to their capital contribution. The debts and expenses arising from the Company’s establishment shall be subject to the audit results.

Article 20 After the establishment, Party A will fully support the development of various businesses, give full play to its comprehensive advantages in terms of policy lobbyinng and the relationship with local authorities in Huzhou, and be responsible for coordinating and docking the existing local cooperative state-owned assets platforms, so as to strive for the development opportunities of the battery exchange project and the relevant support policies.

Article 21 After the establishment, Party B will fully support the Company’s operation, including promoting the sales of battery-exchanging vehicles, providing the Company with advanced equipment and technology for battery-exchanging stations, investing or coordinating external financial institutions to hold vehicle-mounting and station-prepared battery assets.

Article 22 On the premise of obtaining the consent of the local state-owned assets platform, the battery exchange station project shall be invested and constructed by the original joint venture company between Party A and the local state-owned assets platform, and the Company shall lease it for operation. If the local state-owned assets platform do not agree to invest in the stations, the Company will directly invest for operation.

Article 23 Party B shall be responsible for providing the operation and management platform for the battery exchange station, unconditionally ensuring the smooth project operation, and the pilot project in the early stage shall be used free of charge. The scope of the pilot project shall be defined in a written document confirming relevant matters in the early stage after consultation by both parties. If Party B needs to charge platform service fees for subsequent projects, the charge shall not exceed the prices of other projects of Party B.. In the early stage, cloud services can be used to provide platform services. With the increase of battery exchange projects, Party B should deploy the system platform in Zhejiang Province. If the operating platforms of other third-party battery exchange stations have outstanding advantages in terms of functionality and profitability, Party B shall agree to use the third-party operating platforms for the Company’s projects and provide necessary cooperation.

Article 24 Both parties agree that the Company can carry out new energy vehicle sales, battery leasing, research and development of battery exchange business platform and other businesses when conditions permit.

Article 25 During the period when both parties hold the Company’s shares, the Company will uniformly use the existing brands, various new energy automobile service products and related texts of Party A and Party B for free, and during the period of use, the Company will be exempted from paying the brand use fees and other related expenses of the above brands, products and texts. The brands authorized by Party A specifically include “ZHEJIANG PETROLEUM”. The brands authorized by Party B is “UOTTA”, and other brands can be determined through negotiation. If one party withdraws from the Company in advance by transferring all its equity, the Company shall stop using its brands within 90 days from the date of withdrawal, including but not limited to dismantling and covering relevant signs and name plates.

Article 26 The project construction and operating funds other than the registered capital of the Company shall be obtained by the Company through debt financing, and the specific financing plan shall be implemented after being reviewed and approved by the Board of Directors of the Company. For the financing plan approved by the Company’s directors, all parties have the obligation to bear the corresponding responsibility to assist in financing according to their capital contribution ratio. The financing that needs to be provided by shareholders in the form of loans shall be borne by each party in proportion to its capital contribution.

Chapter VII Modification and Termination

Article 27 The modification of this Agreement shall come into effect only after all the investors reach a consensus through consultation and reach a written agreement.

Article 28 If the establishment application can no longer reflect the wishes of both investors for various reasons, this agreement may be terminated with the unanimous approval of the investors. In addition, in the event of any of the following events, either party may at any time send a written notice of termination to the other party (the “Notice of Termination”) to terminate the cooperation by means of equity transfer, capital reduction, company dissolution, etc.

1. One party seriously violates or fails to perform its obligations under this contract and fails to remedy it within sixty (60) days after receiving the relevant notice;

2. The Company goes bankrupt;

3. One party goes bankrupt;

4. The accumulated and uncompensated losses suffered by the Company exceed the registered capital of the Company;

5. If the control of one party or the ultimate parent company of the party changes, only the other party can terminate this agreement;

6. The situation or consequences of force majeure events have seriously affected the normal operation of the Company for more than nine (9) months, and both parties have failed to find a fair solution;

7. There are some matters in the Company’s shareholders’ meeting cannot be passed in two consecutive shareholders’ meetings, which will cause serious difficulties in the Company’s operation and management, and cannot be resolved.

Chapter VIII Liability for Breach of Contract

Article28 Each investor shall consciously perform this Agreement in the principle of honesty and credibility. If one party fails to perform or fully perform its obligations under this Agreement, the Company cannot be established or achieve the business objectives stipulated in this Agreement, the other party has the right to claim compensation from the defaulting party.

Article 29 If this Agreement cannot be performed or fully performed due to one party’s breach of contract, the breaching party shall be liable for compensation. In case of breach of contract by both parties, each party shall bear the corresponding liability for compensation according to the degree of fault.

Chapter IX Others

Article 30 This Agreement is made in duplicate, one for each party, and takes effect after being signed by the legally authorized representatives of each party and stamped with the official seal.

Article 31 In case of any dispute during the performance of this Agreement, both parties shall settle it through friendly negotiation. If no settlement can be reached through consultation, either party may bring a lawsuit to the court where the Company is registered.

Article 32 If any provision of this Agreement is ruled to be invalid, revocable or unenforceable, the validity of any other provision of this Agreement shall not be affected.

Article 33 This Agreement may be changed by both parties in written form, and the written change shall not take effect without the signature and official seal of the authorized representatives of both parties. Matters not covered or specified in this agreement shall be negotiated for resolution.

Article 34 All headings in this Agreement are for convenience only, and shall not affect the explaination of this Agreement contents.

IN WITNESS WHEREOF, both parties have caused the following authorized representatives to sign this Agreement on the date and place stated at the beginning of the Agreement.

Party A: Zhejiang Petroleum Comprehensive Energy Sales Co., Ltd. (Seal)

Authorized representative (signature):

Party B: Youpin Automobile Service Group Co., Ltd. (Seal)

Authorized representative (signature):